EXHIBIT 99.1

                                 AMENDMENT NO. 1
                                       to
                               Catawba Valley Bank
                        1996 Incentive Stock Option Plan


            WHEREAS, the Board of Directors of Catawba Valley Bank adopted and the shareholders and the North Carolina Commissioner of Banks approved the 1996 Incentive Stock Option Plan (the "Plan"); and

            WHEREAS, effective June 30, 1999 Catawba Valley Bank reorganized into a bank holding company form of organization and is the wholly-owned subsidiary of Catawba Valley Bancshares, Inc. ("CVB"); and

            WHEREAS, on March 24, 1999 the Board of Directors of CVB adopted the Plan as the Plan of CVB, subject to certain amendments set forth in such adoption.

            NOW, THEREFORE, the following Amendment No. 1 to the Plan is hereby effected as follows:

            The name of the Plan shall be the "Catawba Valley Bancshares, Inc. 1996 Incentive Stock Option Plan."

            Paragraphs 7 and 11 of the Plan are hereby amended to provide that payment for shares subject to an option may be made either in cash or in issued and outstanding shares of the $1.00 par value common stock of CVB.

            Paragraph 10 is hereby amended by eliminating the limitation that no more than 40% of the shares of common stock available under the Plan may be allocated to any one individual.

            Paragraph 4 of Exhibit A entitled "Incentive Stock Option Agreement" shall be amended to eliminate the requirement that an optionee complete one full year of service as a director of CVB following the date of the grant of the option prior to exercise.

            IN WITNESS WHEREOF, this Amendment No. 1 is effective June 30, 1999.


                                          /s/ R. Steve Aaron
                                          -------------------------
                                          R. Steve Aaron, President

Attest:


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Secretary